Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

Date: December 18, 2019

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
CLOSING OF $400 MILLION SENIOR NOTES OFFERING AND
COMPLETION OF TENDER OFFER FOR SENIOR NOTES DUE 2021

Southfield, Michigan - December 18, 2019 - Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today the closing of the Company’s previously announced offering of $400 million of its 5.125% senior notes due 2024 (the “notes”), at an issue price of 100% of the principal amount of the notes, in a private offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

The Company also announced today the completion of its previously announced cash tender offer (the “Offer”) for any and all of its 6.125% senior notes due 2021 (the “2021 notes”), which expired at 5:00 p.m., New York City time, on December 13, 2019 (the “Expiration Time”). A total of $148,169,000 aggregate principal amount of 2021 notes was validly tendered and not validly withdrawn at or before the Expiration Time, representing approximately 49.4% of the $300 million aggregate principal amount of 2021 notes then outstanding. The complete terms and conditions of the Offer were set forth in the Offer to Purchase dated December 9, 2019 (the “Offer to Purchase”), the related Letter of Transmittal and the related Notice of Guaranteed Delivery.

The Company today accepted for purchase and paid for all the 2021 notes validly tendered in the Offer and not validly withdrawn at or before the Expiration Time. Holders of 2021 notes who validly tendered (and did not validly withdraw) their 2021 notes in the Offer at or before the Expiration Time received in cash $1,002.80 per $1,000 principal amount of 2021 notes accepted for purchase pursuant to the Offer to Purchase, plus accrued and unpaid interest to, but not including, the payment date.

The Company further announced today that it will redeem all of the 2021 notes that were not purchased in, and remain outstanding following the completion of, the Offer, in accordance with the terms of the indenture governing the 2021 notes (the “2021 notes indenture”). The Company has provided an irrevocable notice to U.S. Bank National Association, the trustee under the 2021 notes indenture, of its election to redeem on January 17, 2020 (the “Redemption Date”), in accordance with the terms of the 2021 notes indenture, all of the outstanding 2021 notes. Such 2021 notes will be redeemed on the Redemption Date at a redemption price equal to 100.000% of the principal amount thereof, plus accrued and unpaid interest to but excluding the Redemption Date. Interest on the 2021 notes will cease to accrue on and after the Redemption Date. The notice of redemption will be sent to holders of the 2021 notes by U.S. Bank National Association as specified under the 2021 notes indenture.

We expect the net proceeds from the offering of the notes, after deducting the initial purchasers’ discount and other offering fees and expenses, will be approximately $394 million. We used a portion of the net proceeds from the offering of the notes to pay the consideration in the Offer and to pay fees and expenses in connection with the Offer. We intend to use the remaining net proceeds from the offering of the notes, together with borrowings under our revolving credit facility and cash on hand to the extent available, to fund (i) the redemption of the 2021 notes, (ii) the redemption in full of all of our $250 million outstanding senior notes due 2023 (the “2023 notes”), on or around (but not before) March 15, 2020, in accordance with the terms of the indenture governing the 2023 notes and (iii) the payment of fees and expenses in connection with the foregoing. Pending this application of the remaining net proceeds from the offering of the notes, the net proceeds may be invested in short-term investments or applied to repay borrowings under our revolving credit facility without reducing the lenders’ commitments thereunder.

The notes were offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The notes will not be registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from registration requirements. This press release does not constitute a notice of redemption with respect to the 2021 notes or the 2023 notes or an obligation to issue any such notice of redemption.

Cautionary Statement Regarding Forward-Looking Information

Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements, which include statements concerning the redemptions of the 2021 notes and the 2023 notes and the amount and application of net proceeds from the offering of the notes, represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

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